CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


To the Securities and Exchange Commission:


I hereby consent to the use of my report on Concentrax, Inc. (f.k.a. Miami-Dade Auto and Home Insurance, Inc.) dated May 10, 2000 in the Registration Statement on Form 10-SB for Concentrax, Inc. for the period ended December 31, 1999.


/s/Harvey Judkowitz
-------------------
Certified Public Accountant


March 15, 200